Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

I, Jeffrey Stroburg, certify that:

1.	I have reviewed this special financial report on Form 10-K of Renewable Energy Group, Inc.;

2.	Based on my knowledge, this special financial report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3.	Based on my knowledge, the financial statements, and other financial information included in this special financial report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

Dated: April 19, 2010	/S/ JEFFREY STROBURG
Jeffrey Stroburg
Chief Executive Officer